Exhibit 10.2

THIS 3% NOTE IS ISSUED IN EXCHANGE FOR ALL OF THAT CERTAIN DEMAND NOTE ISSUED TO SEAN LEE ON APRIL 30, 2011 BY THE COMPANY.

THIS NOTE DOES NOT REQUIRE PHYSICAL SURRENDER OF THE NOTE IN THE EVENT OF A PARTIAL REDEMPTION. AS A RESULT, FOLLOWING ANY REDEMPTION OF ANY PORTION OF THIS NOTE, THE OUTSTANDING PRINCIPAL AMOUNT REPRESENTED BY THIS NOTE MAY BE LESS THAN THE PRINCIPAL AMOUNT AND ACCRUED INTEREST SET FORTH BELOW.

3% UNSECURED TERM NOTE DUE JUNE 30, 2017

OF

VALUESETTERS INC.

Issuance Date: July 24, 2014

Issuance Date of Original Note: April 30, 2011

Exchange Date: July 24, 2014

Original Principal Amount of this Exchange Note: $314,000.00

This Note (“Note” or “Exchange Note”) is a duly authorized promissory note of Valuesetters Inc. a corporation duly organized and existing under the laws of the State of Utah (the “Company”), designated as the Company's 3% Term Note Due June 30, 2017 (“Maturity Date”) in the original principal amount of Three hundred fourteen Thousand U.S. Dollars (U.S. $314,000.00) (the “Note”).

FOR VALUE RECEIVED, the undersigned, VALUESETTERS INC., a corporation having an address at 430 North Street White Plains, New York 10605 (“Maker”), promises to pay, on the dates set forth below, in lawful money of the United States, to Sean Lee, an individual (“Holder”), or assigns, the principal amount of THREE HUNDRED FOURTEEN THOUSAND and 00/100 (U.S. $314,000.00) UNITED STATES DOLLARS, at the Maturity Date, together with 3% per annum interest thereon. Any payment which becomes due on a Saturday, Sunday or legal holiday shall be payable on the next business day.

All cash payments due and payable on this Note shall be made directly by check or wire transfer of immediately available funds to an account designated by Holder to Maker in writing, or at such other bank or agency, or in such other manner, as Holder shall have designated by written notice to Maker. There are no penalties for prepayments.

If this Note is past due and is placed in the hands of an attorney for collection or enforcement or it is collected or enforced through any legal proceedings, then Maker shall pay to Holder all attorneys’ fees, costs and expenses incurred in connection therewith in addition to all other amounts due hereunder.

Maker (i) waives presentment and demand for payment, notices of nonpayment and dishonor, protest of dishonor and notice of protest; (ii) waives all notices in connection with the delivery and acceptance hereof and all other notices in connection with the performance, default or enforcement of the payment hereof or hereunder; (iii) waives any and all lack of diligence and delays in enforcement of the payment hereof; and (iv) consents to any and all extensions of time, renewals, waivers or modifications which may be granted by the Holder with respect to the payment or other provisions hereof.

Maker may prepay this Note in whole or in part without the prior consent of Holder and without penalty or premium.

The obligations of Maker hereunder are absolute and unconditional and are not subject to any advances, offsets or counterclaims which Maker, its successors or assigns, or any subsidiary or affiliate of any of them, may now or hereafter have against the Holder.

Maker agrees that in any litigation arising out of or relating to this Note, it will waive trial by jury and not impose any setoff or counterclaim of any nature or description, and Maker shall be absolutely and unconditionally liable hereunder.

This Note shall be binding upon any successor to Maker.

Maker agrees that this Note and the rights and obligations of the parties hereunder shall be governed by and construed in accordance with the laws and decisions of the State of New York, without reference to the principles of conflicts of laws.

IN WITNESS WHEREOF, the Maker has signed this Note as of the day and year first above written.

VALUESETTERS, INC.

By: /s/ Manuel Teixeira
Manuel Teixeira
CEO